As filed with the U.S. Securities and Exchange Commission on August 30, 2019

Registration No. 333-219522

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-219522

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MBT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Michigan	38-3516922
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

102 E. Front St.
Monroe, Michigan 48161
(734) 241-3431
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John L. Skibski

Executive Vice President and Chief Financial Officer

MBT Financial Corp.

102 E. Front St.
Monroe, Michigan 48161
(734) 241-3431

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Martin D. Werner, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson

Toledo, Ohio 43604

Phone: (419) 241-9000

Fax: (419) 241-6894

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated file	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 of MBT Financial Corp. (the “Company”):

●

Registration Statement on Form S-3, File No. 333-219522, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 28, 2017, of the Company, pertaining to the registration of 1,655,626 shares of the Company’s voting common stock.

Pursuant to an Agreement and Plan of Reorganization, dated as of October 9, 2018, by and between the Company and First Merchants Corporation (“First Merchants”), the Company merged with and into First Merchants (the “Merger”), with First Merchants continuing as the surviving entity and as the successor in interest to the Company following the Merger. The Merger became will become effective on September 1, 2019 (the “Effective Time”).

As a result of the Merger, the offering of the securities pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby files this Post-Effective Amendment to remove from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Monroe, Michigan on August 30, 2019.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

MBT FINANCIAL CORP.

By:	/s/ John L. Skibski
Executive Vice President and CFO

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